Exhibit 3.13

CERTIFICATE OF FORMATION

OF

KDI ACQUISITION LLC

May 11, 2011

This Certificate of Formation of KDI Acquisition LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, Section 18-101 et seq., as amended from time to time (the “Act”).

1.	Name. The name of the limited liability company formed hereby is “KDI Acquisition LLC”.

2.	Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.	Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

4.	Indemnification. The Company shall indemnify, to the full extent permitted by the Act, as amended from time to time, all persons whom it is permitted to indemnify pursuant thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the date first above written.

AUTHORIZED PERSON

/s/ Thomas M. Wolf
Name: Thomas M. Wolf